AMENDED AND RESTATED
DEFERRED COMPENSATION PAYMENT AGREEMENT

Deferred Compensation Payment Agreement made as of 22 day of November, 2010 between POW! Entertainment, Inc. (the “Company”) and Stan Lee (“Lee”) and Arthur Lieberman (“Lieberman”).

Introduction.  The Company, Lee and Lieberman previously entered into an agreement restricting payments of $1,132,500 to Lee and $1,195,416 to Lieberman in deferred compensation (the “Deferred Compensation”) because it believed and had been advised by a financial advisor that in the absence of such limitation it would hinder the Company’s ability to obtain investments in the Company.   The Company, Lee and Lieberman now wish to amend and restate such agreement to delete unnecessary and confusing references as follows ..

1	Payments. Notwithstanding anything previously agreed to the contrary:

1.1          Deferred Compensation will be paid in the following amounts and installments to each of Lee and Lieberman until the entire Deferred Compensation owed each has been paid:

(a)	The fixed amount of $50,000 per annum in monthly installments during each year commencing January 1, 2010, plus

(b)
10% of “Adjusted Net Pretax Income” (as defined in Section 1.3 (a) below) of the Company, subject to the Caps provided in Section 1.3(b) below for any “Qualified Calendar Year” (as defined in Section 1.3(c)) on or after 2011, payable on March 15 of the year following such Qualified Calendar Year.

1.2          The payments provided for in Section 1.2 above shall be subject to the following definitions, provisions and qualifications:

(a)
As used in Section 1.2(b), “Adjusted Net Pretax Income” shall mean the pretax income of the Company calculated according to GAAP (“GAAP Income”), as in effect from time to time, adjusted by: (i) adding to GAAP Income any payments made by the Company to Lee and Lieberman under Section 1.2 (to the extent such payments had reduced GAAP Income); and (ii) adding to GAAP Income any advances or other payments made to the Company by Silver Creek Pictures, Inc. or any successor or assignee thereof (“Silver Creek”), during the year in question that were excluded from GAAP Income and (iii) subtracting from GAAP Income amounts received in previous years from Silver Creek that were included in GAAP Income during the year in question.

(b)
The payments provided for in Section 1.2(b) are subject to the following maximums (the “Caps”): (i) $125,000 to each of Lee and Lieberman in any year for which the preferred dividend for the Series A Shareholders (the “Dividend”) is not declared and paid in full; and (i) $250,000 to each of Lee and Lieberman in any year for which the Dividend is declared and paid in full. However, the maximums provided in the previous sentence shall not apply (a) if no share of Series A Preferred Stock is sold by the Company pursuant to the Offering or (b) at any time when none of the shares of Series A Preferred Stock sold by the Company pursuant to the Offering are outstanding

(c)	As used in Section 1.2(b), a “Qualified Calendar Year”, shall mean a calendar year for which Adjusted Net Pretax Income equals or exceeds $1,000,000.

(d)	The death or incapacity of either Lee or Lieberman shall not delay or accelerate any payments due hereunder.

2.           Warrants.    In consideration for Lee and Lieberman agreeing to defer receipt of the Deferred Compensation as provided above, the Company agrees to grant each of Lee and Lieberman warrants to purchase 650,000 shares of the Company’s common stock until March 15, 2015, at a price of $0.40 per share.   The foregoing warrants will be governed by a Warrant Agreement with terms similar to the Warrant Agreement between the Company and Stanley Compton.

3           Miscellaneous.  This Agreement shall be governed by the laws of the state of California.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and shall not be orally amended.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the Parties have caused this Agreement to Executed as of the day and date first set forth above.

POW! Entertainment, Inc.

BY

Stan Lee	Arthur Lieberman